Exhibit 10.78

G.M. CAPITAL PARTNERS, LTD.

September 9, 2003

Invisa, Inc.
Attention: Stephen Michael, President
4400 Independence court
Sarasota, FL 34234

Dear Mr. Michael:

This letter confirms the engagement agreement (the “Agreement”) between G.M. Capital Partners, Ltd. (“GMC”) and Invisa, Inc. a Nevada corporation, (hereinafter “Invisa” or the “Company”) pursuant to which GMC will furnish management consulting, financial advisory and investor relations services. GMC will assist Invisa in the capacity as detailed below.

1. RESPONSIBILITY OF GMC

A.     Subject to the terms and conditions hereof, GMC services will include, among other things, a due diligence overview of the Company including; reviewing Invisa’s current financial position and projections relating to Invisa’s capital requirements, analyzing the proforma effects of the financing on such projections, and rendering advice on methods of structuring such financing (“Financing”).

B.     It is expressly acknowledged and agreed by the parties hereto that GMC’s obligations do not insure the successful negotiation of or obtaining of any type of Financing for Invisa and any efforts for obtaining Financing shall be on a “best efforts” basis only. GMC is not a registered broker dealer.

C.     The central task of GMC will be attracting suitable entities that are in the business of, or interested, in making equity or debt investments in companies such as Invisa. GMC’s role will include assisting the Company in proposing an equity or debt investment in Invisa to prospective investors, presenting Invisa’s analysis in support of the investment, and structuring and negotiating the financial terms of the investment.

D.     We will also assist in the coordination of the many parties involved and attend

“Registered in the British Virgin Islands”

to the numerous technical details required in arranging and finalizing any transaction. These tasks often present substantive issues or other difficulties and constitute the most time-consuming aspects of a Financing, requiring an anticipation of problems and experienced coordination of attorneys and other parties, as appropriate.

2. INFORMATION

A.     GMC will perform services for the Company in all areas generally considered to be management consulting, financial advisory and investor relations, including but not limited to the preparation and dissemination of financial publicity, annual and interim reports for stockholders and the financial community, preparation and dissemination of information concerning the Company’s operations, and consultation with respect to financial negotiations with investment banking firms, lenders and private investors.

B.     Information to be released by GMC will be disseminated to general, financial and trade media, the investment banking community, banks and statistical organizations, all as deemed necessary or appropriate by GMC and the Company.

C.     All information to be disseminated through GMC will be based upon material furnished by the Company and will be released only after receipt by GMC of final approval from the Company. The Company recognized that GMC may have, either at the present time or in the future, obligations imposed upon it by the federal securities laws to verify independently certain of the information contained in release being made through it. Accordingly, the Company agrees that GMC shall have the right to make such reasonable inquiries as it shall deem necessary or appropriate of officers and employees of the Company and its counsel and auditors with respect to information being released by GMC upon approval by designated management. Such approval shall not be unreasonably withheld. The Company recognizes that the accuracy and completeness of all information contained in release ultimately rests with the Company and agrees to indemnify and hold GMC harmless from and against any loss and expense arising out of a claim that any information released by GMC is inaccurate or incomplete.

     D.     You acknowledge and understand that GMC, in order to perform its services effectively under this agreement, and to satisfy such obligation as may be imposed upon it by the federal securities laws, requires the prompt receipt of all material information with respect to the Company, its operations and its prospects. Accordingly, you agree to furnish promptly to GMC copies of all reports and other filings with the Securities and Exchange Commission, all communications with Stockholders and all reports received from your auditors. Furthermore, you recognize the necessity of promptly notifying GMC of all material developments concerning the Company, its business and prospects and to supply GMC with sufficient information necessary for GMC to make a determination as to its compliance with its own procedures as well as any legal requirements.

3. COMPENSATION TO GMC

In consideration of our services as set forth above, GMC shall be entitled to receive, and Invisa agrees to pay to GMC the following:

A.     GMC will receive a success fee (“Success fee”) in the form of a cash payment in the amount of ten percent (10%) of the gross proceeds of any private Financing, including any form of equity, convertible debt, debt with warrants, debt with equity incentives to the lender, or any other form of equity, debt or guarantees obtained by or invested in Invisa payable upon closing or receipt of funds by Invisa or any entity described in Paragraph 5., whichever is earlier. GMC agrees that it will adjust its Success Fee in the event that a fee is required to be paid to a third party. Such adjustment will be made to reflect usual and customary practices in these types of transactions with a limit of total aggregate combined compensation payable to GMC and all third parties being no more than 12%.

B.     Invisa shall have sole discretion in determining what constitutes an acceptable Financing as contemplated by this Agreement. GMC shall earn the Success Fee only upon the closing or receipt of funds from a Financing as described in 3.A, above, and not merely for presenting a financing option or prospective investor which in Invisa’s sole discretion is unacceptable.

C.     GMC will be retained as Financial Advisor, Management Consultant and Investors Relations firm for the Company at a fee of $5,000 per month. Monthly payments will commence on September 1st, 2003, and will be payable on the 1st of each month for twelve (12) consecutive months.

D.     GMC’s out of pocket expenses will be reimbursed on a pre-approved basis.

4. EXCLUSIVITY

A.     From the effective date of this Agreement, Invisa and its officers will not engage any other person or entity to serve as its agent or representative to provide services similar to those to be provided by GMC through the term of this Agreement without the prior written consent of GMC and such consent would not be unreasonably withheld.

B.     If for a period of two (2) years after successfully closing a Financing, as contemplated under this Agreement, Invisa desires to commence any Transaction (as hereinafter defined), and GMC has the expertise, resources and infrastructure to complete such a transaction (as determined by an independent industry-related third party mutually agreed upon by the parties hereto) GMC shall have the right of first refusal to act as Invisa’s financial advisors, to arrange for placement agents or underwriters, as the case may be, with respect to any such Transaction or Transactions. For purposes of this Agreement, the term “Transaction” shall include each of the following; the purchase, sale, merger, consolidation or any other business combination, in one or a series of transactions involving Invisa or any sale of securities of Invisa or a New Entity as described below, effected pursuant to a private sale or an underwritten public offering.

C.     If Invisa decides to actively pursue any such Transaction and GMC has the expertise, resources and infrastructure to complete such a transaction (as determined by an independent industry-related third party) and exercises the right of first refusal provided hereunder, GMC and Invisa will enter into an agreement appropriate to the circumstances containing provisions for among other things, compensation, indemnification, contribution, and representations and warranties which are usual and customary for similar agreements entered into by GMC or other investment bankers of national standing acting in similar transactions. Invisa agrees that it will not enter into any such Transaction, unless GMC has waived their right of first refusal with respect thereto or prior to or simultaneously with the consummation of such Transaction, until adequate provision is made with respect to the payment of compensation to GMC as contemplated hereby.

D.     Invisa will provide GMC a list of contacts that it has been in discussions with regarding possible Transactions attached hereto as Schedule A. Invisa will consult with GMC as to GMC’s involvement in the Transaction. GMC will provide Invisa with its list of contacts on a monthly basis, to include name, address and phone number for the sole purpose of Invisa to log GMC’s contacts in the event of future possible business conducted with the contacts of GMC.

E.     This agreement may be terminated by mutual consent between GMC and Invisa.

5. ASSIGNMENT AND TRANSFER OF OBLIGATION

In the event that Invisa contributes, pledges, guarantees or otherwise conveys any of its assets (including without limitation the assets of its subsidiaries or affiliates) to, or incurs any liabilities on behalf of, or grants the authority to operate its business(es) or affiliated business(es) to a new entity, whether a corporation, partnership, sole proprietorship, or national person (“New Entity”) for the purpose of obtaining Financing as contemplated by this Agreement that would result in a circumvention of this Agreement, then GMC will be compensated by Invisa for whatever funds were received by the New Entity on the same basis as if the funds were invested directly in Invisa. The parties further agree that all Invisa’s rights and obligations under the Agreement will be equally binding upon New Entity and that Invisa will not enter into or create any agreement, undertaking or legal obligation with a New Entity without requiring said New Entity to accept and satisfy Invisa’s right and obligations under this Agreement as if they were their own.

6. TWO YEAR PROVISION

If, within two (2) years from the termination of this Agreement, Invisa or its officers consummate any Financing with any party to whom Invisa or its officers were introduced by GMC or who was contacted by GMC in connection with its services for Invisa hereunder, or who received information prepared by GMC in connection with the Financing, then Invisa shall pay to GMC the agreed upon compensation.

7. TERMINATION

This Agreement shall terminate twelve (12) months from the above written date of this Agreement unless extended in writing and signed by both parties. GMC shall be paid by Invisa all fees earned through Termination Date together with reimbursement of all expenses due hereunder. All such fees and reimbursement due GMC shall be paid on or before the Termination Date. Notwithstanding anything expressed or implied herein to the contrary, the terms and provisions of Section 3, 4B, 5, 6, 7, 8, 9, 10, 11, 12, 13, 14, 15 and 16 shall survive the termination of this Agreement.

8. INDEMNIFICATION

As is customary in engagements of this nature, each party agrees to indemnify and hold the other party harmless from and against any losses, claims, damages or liabilities (or actions, including security holder actions, in respect thereof) related to or arising out of the engagement hereunder or either party’s role in connection therewith, and each party will reimburse the other for all reasonable expenses (including reasonable counsel fees) incurred in connection with pending or threatened litigation. Neither party will, however, be responsible for any claims, liabilities, losses, damages or expenses which are finally judicially determined to have resulted from the bad faith, gross negligence, negligence, or wrongful intentional acts of the other party. Neither party shall have any liability to the other in connection with such engagement, except to the extent the other party incurs liability for losses, claims damages, liabilities or expenses as a result of the bad faith, gross negligence, or wrongful intentional act of such party. In the event both parties are at fault, then each party shall contribute to amounts paid or payable by the other party in respect of its losses, claims, damages and liabilities in such proportion as appropriately reflects the relative benefits received by, and fault of, the respective parties. The foregoing shall be in addition to any rights that either party may have at common law or otherwise and shall extend upon the same terms to inure to the benefit of any director, officer, employee, agent or controlling person of Invisa, Inc.

9. ENTIRE AGREEMENT

The Parties agree that the Agreement embodies the entire agreement and understanding of the Parties and that no understanding or agreements, verbal or otherwise, exists between the Parties excepts set forth in the Agreement. Any modification to the Agreement must be reduced to writing, signed by both Parties, and attached to the Agreement to be effective.

10. SEVERABILITY

Should any section or any part of any section of the Agreement be rendered void, invalid, or unenforceable by any court or law for any reason such determination shall not render void, invalid, or unenforceable any other section or any part of any section in the Agreement.

11. SURVIVAL OF REPRESENTATIONS

Each Party, for itself, and its successors, heirs, executors, administrators, representatives, insures, agents, and assigns, covenants and agrees that all representations made hereunder and obligations created hereunder shall apply to their successors and assigns provided however, that GMC shall not assign this Agreement to a third party without the prior written consent of the board of directors (unless otherwise designated) of Invisa which consent shall not be unreasonable withheld.

12. NOTICES

Any required notices under this Agreement shall be made by overnight courier or certified mail, postage prepaid and return receipt requested as follows:

If to GMC
G.M. Capital Partners, Ltd. Mr. Marc Angst 2, rue Thalberg CP 1507 CH-1211 Geneve 1

With copies to:
Mr. J.A. Michie Managing Director GM. Capital Partners, Ltd. Usteristrasse19 POB 6681 CH-8023 Zurich Switzerland

If to Invisa:

Invisa, Inc.
Mr. Stephen A. Michael
President
4400 Independence Court
Sarasota, FL 34234

13. CHOICE OF LAW

The validity and interpretation of this Agreement shall be governed by the laws of the State of Florida, without giving effect to the State of Florida’s choice of law principle and all actions arising under this Agreement or arising out of the operative facts represented by services performed pursuant to this Agreement shall be resolved in the courts of the State of Florida.

14. HEADINGS

The headings are for informational purposes only and shall not constitute a part of this Agreement.

15. NO WAIVER OF BREACH

Waiver of any one breach of the provisions of this Agreement shall not be deemed a waiver of any other breach of the same or any other provision of this Agreement.

16. SECURITIES LAW COMPLIANCE

The parties acknowledge and agree that this Agreement shall not impose obligations on the parties that would not be compliant with all applicable securities laws, rules and regulations (“Securities Laws”), and accordingly, the obligations of the parties as set forth in this Agreement are only to the extent that they shall be compliant with applicable Securities Laws.

AGREED AND ACCEPTED

Please confirm that the foregoing correctly sets forth our mutual understanding by signing and returning the copy of this Agreement provided for that purpose.

Invisa, Inc.	G.M. Capital Partners, Ltd

Stephen A. Michael Stephen A. Michael President	J. A. Michie J.A. Michie Managing Director

Schedule A

BarBell Group, Inc. — Equity Line of Credit	Crescent Fund, Inc.
c/o Edward H. Burnbaum, Esq	67 Wall Street, 22nd Floor
Novack Burnbaum Crystal LLP	New York, NY 10005
300 East 42nd Street, 10th Floor	(212) 509-3060
New York, NY 10017	Contact: Jeff Stone
(212) 682-4002

Ash Capital Partners, Inc.
Capstone Partners, L.C	Affiliated with Wellfleet Partners, Inc.
3475 Lenox Road, Suite 400	One Penn Plaza, Suite 2032
Atlanta, GA 30326	New York, NY 10119
(404) 238-0550	(212) 714-0400 x224
Contact: Gregory Bartko, Esq./CEO	Contact: Ytzik Aranov

Brooks, Houghton & Company, Inc.	National Financial Communications Corp.
444 Madison Avenue, 25th Floor	300 Chestnut Street, Suite 200
New York, NY 10022	Needham, MA 02492
(212) 829-1675	(781) 444-6100 x629
Contact: Kevin Centofanti	Contact: Gary Geraci

Source Capital Group, Inc.	Various Angel Investor Groups
1221 Post Road East
Westport, CT 06880
(203) 341-3500 or 800 882-2889
Contact: W. Todd Coffin

Fusion Capital Fund II, LLC
Manager: Fusion Capital Partners, LLC
222 Merchandise Mart Plaza, Suite 9-112
Chicago, IL 60654
(312) 644-6644
Contact: Joshua Scheinfeld — (312) 560-7337

Hawk Associates, Inc.
204 Ocean Drive
Tavernier, FL 33070
(305) 852-2383
Contact: Frank Hawkins, Jr.